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                                                                    Exhibit 99.1

SPECIAL REPORT TO LIMITED PARTNERS                               AUGUST 17, 2005

Your General Partner is pleased to report that the Partnership has executed a Purchase Agreement (the "Purchase Agreement") for the sale of the Casa Munras Garden Hotel (the "Hotel") to Casa Munras Hotel, LLC, an affiliate of Larkspur Hotels, LLC ("Larkspur"). The sales price of the Hotel is $13,900,000, cash, which is the full asking price for the property as set forth in our sale listing agreement (less certain closing costs and costs for the prepayment of the Partnership's existing loan on the Hotel). Larkspur intends to finance its purchase through an affiliate of Farallon Larkspur Capital Management, LLC, an investment banking company. Farallon has financed Larkspur's acquisition of certain hotel properties in the past.

The Purchase Agreement provides for a 45-day due diligence period, subject to certain extensions (the "Contingency Period"). During this period, Larkspur will conduct a complete review and inspection of the Hotel and its operations and, until the Contingency Period expires, Larkspur may terminate the Purchase Agreement for any reason whatsoever. THEREFORE, THE PARTNERSHIP WILL NOT KNOW WHETHER THE SALE OF THE HOTEL TO LARKSPUR WILL BE COMPLETED AS PROPOSED UNTIL THE END OF THE CONTINGENCY PERIOD.

The Purchase Agreement made provision for the Partnership to accept a "back-up offer" with an alternative buyer and to execute an alternative agreement, which would be subordinate to the Larkspur transaction, and which would become effective in the event Larkspur elects not to proceed with the sale during the Contingency Period or if the sale does not close by certain deadlines. The Partnership has accepted a back-up offer from Lotus Hospitality, Inc. ("Lotus") and has executed a Conditional Agreement for the Purchase and Sale of Real Estate (the "Conditional Agreement") for the sale of the Hotel to Lotus. The Conditional Agreement would become effective if Larkspur determines not to proceed before the end of its due diligence inspection or if the sale to Larkspur does not close by certain deadlines. Lotus can purchase the Property on substantially the same terms as those contained in the Purchase Agreement as if Lotus were the Buyer thereunder, including payment of the same $13,900,000 cash purchase price (also less certain closing costs and costs for the prepayment of the Partnership's existing loan on the Hotel), except that certain time periods would differ and certain other conforming and minor changes would be made. In order to be in a position to make a purchase decision under the Conditional Agreement at the end of its Contingency Period, Lotus will conduct its due diligence review and investigation of the Hotel concurrently with Larkspur and also has a right to terminate at the end of its Contingency Period (which is five days after the Larkspur Contingency Period ends). THEREFORE, THE PARTNERSHIP WILL NOT KNOW WHETHER THE SALE OF THE HOTEL TO LOTUS WILL BE COMPLETED, IF THE PURCHASE AGREEMENT IS TERMINATED FOR ANY REASON, UNTIL THE END OF ITS CONTINGENCY PERIOD.

Larkspur has deposited the sum of $250,000 in an escrow which is subject to refund in the event Larkspur terminates the Purchase Agreement during the Contingency Period. If Larkspur elects to complete the purchase of the Hotel, it will deposit an additional $250,000 in escrow and if Larkspur, thereafter, fails to complete the purchase, except for the Partnership's failure to perform, or if certain other unforeseen events occur, the entire $500,000 deposit is subject to forfeiture to the Partnership. If Larkspur elects to terminate the Purchase Agreement during the Contingency Period, its deposit will be refunded, and if the Larkspur Purchase Agreement terminates and Lotus decides to complete the purchase of the Hotel under the Conditional Agreement, Lotus will deposit

                                     (over)
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the sum of $500,000 in escrow which will immediately become subject to forfeiture if Lotus fails to close escrow, again, unless the Partnership fails to perform.

Thirty (30) days after completion of the Contingency Period, closing of the Hotel sale is scheduled to take place, although the closing could be extended under certain conditions. Therefore, the closing should occur in late October or early November 2005 but, in any event, before year end. That will allow the Partnership to wind up its affairs as of December 31, 2005, file its tax returns for that year and, we hope, liquidate during the first half of 2006. Upon liquidation, all Hotel sales and other liquidation proceeds will be distributed to the Partners. At this time, your General Partner estimates that such distribution will approximate $1,000 per original $1,000 Limited Partnership Unit. HOWEVER, LIMITED PARTNERS ARE ADVISED THAT THERE ARE A NUMBER OF FACTORS BEYOND THE CONTROL OF THE PARTNERSHIP OR THE GENERAL PARTNER WHICH COULD INFLUENCE THE AMOUNT OF THE LIQUIDATING DISTRIBUTION AND SUCH DISTRIBUTION MAY BE MORE THAN OR LESS THAN $1,000 PER UNIT.

Larkspur is an experienced hotel investment and management company which is located in Corte Madera, California. It and its affiliates currently have ownership interests in 20 hotels with a total of 2,419 guest rooms located in California, Washington and Oregon. Lotus is also an experienced hotel investment and management company which is located in South San Francisco, California, and it has ownership interests in two hotels with a total of 334 guest rooms located near San Francisco International Airport. Lotus also has a resort property under development in the Fiji Islands. Your General Partner believes that both Larkspur and Lotus have the financial and other resources necessary to complete the purchase of the Hotel as set forth in, respectively, the Purchase Agreement and the Conditional Agreement.

Within the next 30-60 days, a formal "Proxy Statement" will be submitted to Limited Partners which will set forth all financial and other information Limited Partners will require in order to evaluate the proposed sale to Larkpsur under the Purchase Agreement, or to Lotus under the Conditional Agreement, and to vote in favor of, or against, the proposed sale to either of these companies. A sale of the Hotel to Larkpsur, Lotus or any other buyer requires the favorable vote of a majority-in-interest of the Limited Partners of the Partnership (i.e., those holding 2,228 Limited Partnership Units of 4,455 such Units issued and outstanding).

If you have any questions, please feel free to contact the offices of the Partnership at (619) 297-4040.

                              CASA MUNRAS HOTEL PARTNERS, L.P.

                              By  CASA MUNRAS GP, LLC
                                  General Partner

                                  John F. Rothman
                                  Managing Member

                                  Maxine Young
                                  Managing Member

Note: The above description of the Purchase Agreement and the Conditional Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, which have been filed as Exhibits to the Partnership's Current Report on Form 8-K as filed with the Securities and Exchange Commission today and which is available through the SEC's EDGAR service at http://www.sec.gov/.